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                                                                    EXHIBIT 23.1




INDEPENDENT AUDITORS' CONSENT



LIDAK Pharmaceuticals:

We consent to the incorporation by reference in Registration Statement No. 33-49082 on Form S-1, Registration Statement No. 33-71276 on Form S-8, Registration Statement No. 33-94370 on Form S-8, Registration Statement No. 33-76094 on Form S-3 and Registration Statement No. 33-90048 on Form S-3 of LIDAK Pharmaceuticals (a development stage enterprise) of our report dated November 15, 1995 (which report contains an explanatory paragraph referring to the status of the Company as a development stage enterprise), appearing in this Annual Report on Form 10-K of LIDAK Pharmaceuticals for the year ended September 30, 1995.



DELOITTE & TOUCHE LLP
San Diego, California
December 13, 1995